EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 15, 2006 accompanying the consolidated financial statements and Schedule II and management’s assessment of the effectiveness of internal control over financial reporting included in the annual report of A.S.V., Inc. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statements of A.S.V., Inc. on Forms S-8 (File No. 333-43075, File No. 333-64291 and File No. 333-127739) and Form S-3 and amendments (File No. 333-120062).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
March 15, 2006